EXHIBIT 10.15

2025 Ameren Short-Term
Incentive Plan

Plan Summary
Effective January 1, 2025

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Summary
The Ameren Short-Term Incentive Plan (“STIP”) is intended to reward eligible Officers for their contributions to Ameren’s success. The STIP rewards Officers for results in the following categories: financial performance, safety, operational performance, customer, economic opportunity & inclusion, and individual performance during the plan year (January 1 - December 31). The STIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). The Committee reserves the right at its sole discretion to revise, modify, suspend, continue or discontinue the STIP at any time. The STIP is an annual plan that is offered to eligible Officers on a year-by-year basis. The Committee retains the discretion to not offer the STIP for a future plan year or, if it is offered, to establish different features, terms and conditions.

Eligibility
All Officers1 who are actively employed on the date the award is paid and who comply with the Confidentiality and Non-Solicitation obligations described below are eligible to participate in the STIP pursuant to the terms described herein and except as provided under “Impact of Events” (below). As a result, an award will not vest and become earned until payout.

Award Opportunities
Award opportunity percentages are set by the Committee. Annually, participants receive a communication statement regarding their short-term incentive target opportunity, expressed as a percentage of base salary. Base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination of employment, if earlier. However, if the participant's salary changes during the plan year, proration will apply as specified in “Job changes during plan year" under “Impact of Events.”

Plan Structure
The STIP has three primary components: (1) annual performance metrics; (2) base award; and (3) individual performance modifier. Taken together, these components will determine an individual short-term incentive payout. These components and determination of the payout are described in more detail below.

1 The role of Assistant Vice President is considered to be an Officer of the company and therefore, eligible for the Ameren Short-Term Incentive Plan.

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Annual Performance Metrics
The performance metrics in the 2025 STIP are shown below:

Metric	Weight
Financial Performance: Earnings Per Share (EPS)	70.0%
Safety Performance: Safety - % of Field-Based Workgroups Achieving c2c Quality Score & Engagement Rate Safety - % of Field Based Workgroups Achieving JSB Quality Assessment Score & Quantity HSIF Count	2.5% 2.5% 5.0%
Operational Performance: WANO-AC Performance Index Resource Availability	5.0% 5.0%
Customer: SAIDI (Reliability) Customer Satisfaction (CSAT) Index	5.0% 5.0%

Definitions
Earnings Per Share (“EPS”) – The EPS goal represents GAAP diluted EPS and is set generally consistent with earnings guidance and the proposed annual budget. EPS achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-recurring, or significant events not anticipated in the business plan when EPS achievement levels were established. Any such adjustment will be determined by the Committee at its sole discretion and only as permitted by the Ameren Corporation 2022 Omnibus Incentive Compensation Plan (“Plan”).
Safety – % of Field-Based Workgroups Achieving c2c Quality Score & Engagement Rate - To further support the shift in focus to high energy-related safety hazards, management is shifting the strategic focus to field-based workgroups. Officers who are participants in the STIP are rewarded based on the percentage (95% target) of field-based workgroups who have achieved both: 1) the minimum 75% c2c Engagement Rate target (measure the percentage of co-workers who have performed c2cs during a month), and 2) the corporate c2c Quality Score target of 70%.
Safety- % of Field-Based Workgroups Achieving Job-Safety Briefing Quality Assessment Score & Quantity – To strengthen the focus on quality Job Safety briefings for field-based workgroups and measure the skills retained in the Quality Job Safety Briefing and Hazard Identification training, management is transitioning to a Field-Based Job Safety Briefing Quality Assessment. The Assessment developed through EEI (Edison Electric Institute) /CSRA (Construction Safety Resource Alliance) measures the quality of the Job Safety Briefing assessment and content and will allow us to benchmark our quality scores with other utilities.
Officers that are participants in the STIP are rewarded based on the percentage (95% target) of field-based workgroups who have achieved both: 1) the minimum Field-Based JSB Assessment Quantity target (completed by operational leaders), and 2) the Corporate Field-Based Quality Assessment Score target of 80% (conducted by Ameren's Corporate Safety team).
High-Energy Serious Injury and Fatality ("HSIF") – HSIF is an incident with a release of high energy in the absence of a direct control where a serious injury is sustained. This metric aligns with Ameren's focus on eliminating life-changing

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events and has a recognized industry definition based on objective criteria that reflect true injury severity. HSIF allows Ameren to put the appropriate amount of focus based on the potential hazard. Fewer HSIF events indicate better safety performance.
WANO-AC Performance Index – In line with the Institute of Nuclear Plan Operations (INPO), the Callaway Energy Center is transitioning from the INPO Index (US view) to the WANO-AC (World Association of Nuclear Operators) Performance Index (global view) in 2025. The WANO-AC Performance Index measures the overall plant performance over a 6 and 12-month historical performance period using a weighted index of nuclear safety- and reliability- focused performance indicators updated monthly to reflect current, real-time performance. These indicators include scrams, consequential events, online reliability loss factor, fuel reliability, and safety system performance. The WANO-AC Performance Index has a value between 0 – 100. A higher WANO-AC Performance Index score indicates higher performance.
Resource Availability – Resource Availability measures the power an energy center can produce based upon scheduled outage dates and is calculated for base load fossil plants, including our Labadie and Sioux Energy Centers. A higher EA result indicates higher performance.
System Average Duration Frequency Index ("SAIDI") – SAIDI is an industry standard used to measure customer reliability, and it indicates the average cumulative outage duration for each customer served over a one-year period. Per industry standards, the measure excludes major events days (for example, major storms), and is calculated based on the total number of customer minutes of interruption (CMI) divided by the total number of customers served. A lower SAIDI result indicates higher performance. This metric is calculated based on the customer weighted average between Ameren Illinois and Ameren Missouri and is rounded to the nearest tenth and is cumulative throughout the year.
Customer Satisfaction Index ("CSAT") – The CSAT Index measures customer satisfaction based on: 1) the percentage of customers who answer 5 out of 5 when asked about their overall satisfaction after completing:  a) a call; b) an IVR call interaction/transaction; c) one of 11 website transactions; or d) one of 8 field service orders, and 2) the percentage of final Estimated Safe Restoration Time (ESRT)s that are accurate within a 2.5 hour window for manual updates [2 hours before, 30 minutes after] and a 3.5 hour window for automatic updates [3 hours before, 30 minutes after] with: a) no more than two customer updates for blue sky days; b) no more than three customer updates for gray sky days. The index is weighted across the six components with consideration for volume and impact of the customer interactions (20% calls, 20% IVR, 30% web, 15% field service, 10% blue sky ESRT, 5% gray sky ESRT).

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Performance Achievement Levels
Three levels of performance achievement are established for each performance metric – Threshold, Target and Maximum. The three levels are defined as follows:
Base Award
Following the conclusion of the plan year, Ameren’s actual results for each of the performance metrics will be measured. Using these performance results, a formulaic Base Award will be determined for each Officer. Achievement between the established levels (threshold, target, and maximum) will be interpolated on a straight-line basis. Final results for each metric will be multiplied by the metric weighting and then rounded to the nearest tenth percent.

For the Field-Based c2c Quality Score & Engagement Rate and the Field-Based Job Safety Briefing Quality Assessment Score & Quantity metrics, the final results for purposes of the Base Award calculation will be subject to HSIF performance for the plan year, as follows:

HSIF Performance	Safety Payout Opportunity*
Achieve HSIF Count Target (or better) (HSIF Count equal to or less than 1 for 2025)	Actual safety results used for calculating base award
HSIF Count Target not achieved (HSIF Rate greater than 1 for 2025)	Payout determined based on actual results, but capped at 100% for Officers, regardless of Field-Based c2c Quality Score & Engagement Rate and Field-Based JSB Quality Assessment Score & Quantity metrics.

In all cases, the Committee retains discretion to further adjust the safety payout based on a number of factors, including the following lagging metrics:

•High-Energy Serious Injury or Fatality (HSIF) - An event where "high energy" (defined as (500 foot-pounds) or greater) is released presenting risk of a serious injury or loss of life.
•Lost Workday Away ("LWA") – An event, which results in a co-worker missing an entire shift due to the injury as defined in OSHA 29 CFR 1904.
•Recordable Incident – An event or condition to be reported according to the criteria defined in OSHA regulation 29 CFR 1904.
•Fatality of an Ameren co-worker.

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As described below, this formulaic Base Award will then be subject to modification based on your individual contributions and performance. The final award for each participant will be rounded up to the nearest $100.

Individual Performance Modifier
Your Base Award may be adjusted up or down by as much as 25%, based on your individual contributions and performance during the plan year. Demonstrated leadership and the achievement of key operational goals (besides those specifically measured under the Plan) are also considered when further modifying the Base Award for each Officer. In the case of poor or non-performance, an award may be adjusted down to zero.

If maximum results are achieved under the performance metrics and therefore, the Base Award is equal to 200% of the short-term target incentive opportunity, the individual performance modifier may only apply as a reduction to the Base Award.

Individual Short-Term Incentive Payout
The individual short-term incentive payout represents the actual short-term incentive award you will receive as a result of both Ameren’s performance and your own individual contributions and performance. The maximum payout under the STIP is 200% of your short-term target incentive target opportunity.

The following diagram shows how the final short-term incentive payment is calculated:

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2025 STIP awards will be paid no later than March 15, 2026. Except as described below under “Impact of Events”, in no event will you be eligible for, or entitled to, payment of an award if you are not actively employed with Ameren on the date the award is paid.

The Committee will review and has the authority to approve the final amount of payment. All payments are within the complete and sole discretion of the Committee. The final payment amount awarded to each Officer is final and conclusive and not subject to review. In the event an award is mistakenly calculated and paid, Ameren has the right to recover any overpayment of an award or to make an additional payment of an award that was underpaid.

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Impact of Events
The following table shows how the STIP payout is impacted by various employment events.

Event	Payout
Hire during plan year	The award pays out by March 15, 2026 based on 2025 base salary and final performance results, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.
Job changes during plan year (salary increase, new role, etc.)
The award pays out by March 15, 2026 based on 2025 base salary and final performance results, pro rata based on any changes in short-term incentive target opportunity, salary, performance metrics and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Death or retirement during plan year or following plan year but before award is paid (Retirement is defined as leaving the Company voluntarily at age 55 or older with at least 5 years of service)
Except as otherwise provided in this table, the award pays out by March 15, 2026 based on 2025 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Ameren-approved paid, unpaid, or military leave of absence during plan year
Treated as a period of normal employment.

For participants who begin receiving disability benefits under the Ameren Long-Term Disability Plan, the period of paid or unpaid leave leading up to and ending on the date prior to the date the participant begins long-term disability benefits is treated as a period of normal employment. In this situation, the award pays out by March 15, 2026, based on 2025 base salary and final performance results, pro rata for the number of days prior to the date you begin long-term disability benefits and subject to the individual performance modifier.

Involuntary termination resulting in eligibility for payment under the Ameren Corporation Severance Plan for Ameren Officers
The award pays out by March 15, 2026 based on 2025 base salary and final performance results, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, contingent upon the eligible participant signing and returning the Company’s approved general release and waiver within the appropriate deadlines and without timely revocation. In addition, any amounts payable under the Plan shall be offset by any amount owed by the Officer to Ameren or any subsidiary.

Other involuntary termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid, regardless of whether the participant is retirement eligible at the time of involuntary termination.
Voluntary Termination	No payout if termination occurs during the plan year or following the plan year but before any award is paid and participant is not otherwise retirement eligible at the time of voluntary termination.
Violation of Confidentiality or Non-Solicitation Provision, or engaging in conduct or activity that is detrimental to Ameren, as further described below	No payout if violation occurs before any award is paid. If violation occurs after the award is paid, the Officer will repay the award upon demand from Ameren.

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Confidentiality and Non-Solicitation Obligations
Confidential Information
Officers, by virtue of their position with Ameren, have access to and/or receive trade secrets and other confidential and proprietary information about Ameren’s business that is not generally available to the public and which has been developed or acquired by Ameren at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about Ameren’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. As an Officer, you agree that, both during and after your employment with Ameren, you:
a.will only use Confidential Information in connection with the Officer’s duties and activities on behalf of or for the benefit of Ameren;
b.will not use Confidential Information in any way that is detrimental to Ameren;
c.will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;
d.will not use Confidential Information for the Officer’s own benefit or the benefit of others, without the prior written consent of Ameren; and
e.will return all Confidential Information to Ameren within two business days of the Officer’s termination of employment or immediately upon Ameren’s demand to return the Confidential Information to Ameren.
Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by Ameren for reporting a suspected violation of law, the Participant may disclose Ameren’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
Nothing in this Plan prohibits or discourages Participant (a) from disclosing information in good faith to any federal, state, or local governmental agency, legislative body, or official (or staff member to the foregoing) regarding an alleged violation of law or regulation; (b) from discussing or disclosing information about unlawful acts in the workplace or at activities coordinated or sponsored by the Company, whether on or off the Company’s premises, such as harassment, discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor practice, or any other conduct that Participant has reason to believe is unlawful; (c) from discussing or disclosing Participant’s wages, hours, and working conditions with fellow employees and others; (d) from otherwise making disclosures that are protected under applicable law, including, without limitation, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), or any other federal, state, or local government agency; or (e) from collecting any monetary award or payment from a government agency as a result of whistleblower activity.

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Non-Solicitation
In addition, in the event that you terminate employment with Ameren, you agree that, for one year from the end of your employment, you will not, directly or indirectly, on your behalf or on behalf of any other person, company or entity:
a.market, sell, solicit, or provide products or services competitive with or similar to products or services offered by Ameren to any person, company or entity that:
i.is a customer or potential customer of Ameren during the twelve (12) months prior to your termination of employment and
ii.with which you had direct contact with during the twelve (12) months prior to your termination of employment or possessed, utilized or developed Confidential Information about during the twelve (12) months prior to your termination of employment;
b.raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren, or any person who was an employee or independent contractor of Ameren during the 24 months preceding your termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with Ameren;
c.interfere with the performance of any Ameren employee or independent contractor’s duties for Ameren.
Impact on Incentive Award Payment
If an Officer violates the Confidentiality and Non-Solicitation obligations or engages in conduct or activity that is detrimental to Ameren in the one year after employment with Ameren ends, then the Officer will not be eligible for the incentive award and the award will be rescinded. If an Officer violates the Confidentiality and Non-Solicitation obligations after the award is paid, or if Ameren learns of the violations after the award is paid, the Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award.

Similarly, if an Officer engages in conduct or activity that is detrimental to Ameren after the award is paid, or if Ameren learns of the detrimental conduct or activity after the award is paid, and such conduct occurred less than one year after Officer's employment with Ameren ended, Officer shall repay the award to Ameren within thirty (30) days of receiving a demand from Ameren for the repayment of the award and Ameren shall be entitled to an award of attorneys' fees incurred in connection with securing such repayment.

Ameren Relief
The Officer acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect Ameren’s legitimate business interests, such as its Confidential Information, goodwill, and customer relationships. The Officer acknowledges and agrees that a breach by the Officer of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy.

In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring the Officer to comply with the Confidentiality and/or Non-Solicitation provisions. Ameren’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in

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addition to all other rights and remedies to which Ameren may be entitled to in law or in equity, including, without limitation, the right to recover monetary damages for the Officer’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions.

Finally, Ameren shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.

Recoupment Policy
For reference, if a Participant is a “Covered Executive” as defined in the Ameren Corporation Financial Restatement Compensation Recoupment Policy (as may be amended from time to time), any short-term incentive award paid under the STIP may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable policy (or any other clawback or recoupment arrangements or policies the Company has in place from time to time that covers such Participant.

Administration
The STIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this STIP, all of which will be binding upon participants. The Committee has the authority to cap or reduce the final STIP payout results and make such other adjustments to the STIP pursuant to its discretion in the Plan. If any provision of this STIP conflicts in any manner with the Plan, the terms of the Plan shall control.

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Governing Law, Jurisdiction and Agreement to Arbitrate
The STIP shall be interpreted and governed in accordance with the laws of the State of Missouri.  Any action regarding the STIP, except for any dispute arising out of the above Confidentiality or Non-Solicitation provisions, shall be brought before binding Arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and pursuant to the Federal Arbitration Act.  Any dispute arising out of the above Confidentiality or Non-Solicitation provisions shall be brought in either the state or Federal court located in St. Louis, Missouri, and the Officer agrees to submit himself/herself to the jurisdiction of the state or Federal court located in St. Louis, Missouri without regard to conflicts of law principles or personal jurisdiction. If a court construes, all or any part of the above Confidentiality or Non-Solicitation provisions to be unreasonable or unenforceable, such court may revise the provision(s) to the maximum extent permitted by Missouri law and then enforce such provision(s) as so revised.

Miscellaneous
No Officer shall have any claim or right to receive an award under this STIP. Neither this STIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this STIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.

Contact
Questions regarding this plan may be directed to ExecutiveRewards@ameren.com, or you may call the Manager, Executive Rewards at 636.399.9224.

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